UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

FUTUREFUEL CORP.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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8235 Forsyth Blvd. Suite 400

Clayton, Missouri 63105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 27, 2015

July 24, 2015

TO THE SHAREHOLDERS OF FUTUREFUEL CORP.

Notice is hereby given that the annual meeting of shareholders of FutureFuel Corp. will be held on Thursday, August 27, 2015 at 8235 Forsyth Blvd., 8th Floor, Clayton, Missouri 63105 at 10:00 a.m. local time, for the following purposes:

(1)	to elect three directors: Paul A. Novelly, Paul G. Lorenzini, and Dale E. Cole;

(2)	to ratify the appointment of RubinBrown LLP as our independent auditor for the year ending December 31, 2015; and

(3)	to transact such other business as may properly come before the meeting.

The record date for the determination of holders of our common stock entitled to notice of and to vote at the annual meeting of shareholders is July 8, 2015. Only shareholders of record at the close of business on the record date will be entitled to vote at the annual meeting or any adjournment thereof. It is important that your shares be represented at this meeting to help ensure the presence of a quorum.

By Order of the Board of Directors,

/s/ Rose M. Sparks
Rose M. Sparks, Chief Financial Officer

PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR AT THE MEETING.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 27, 2015.

This notice, the proxy statement attached to this notice, our annual report to shareholders for the year ended December 31, 2014, and our report on Form 10-Q for the quarter ended March 31, 2015 are available free of charge on the “Investor Relations” page of our website at http://ir.futurefuelcorporation.com/proxy.cfm.

8235 FORSYTH BLVD., Suite 400

CLAYTON, MISSOURI 63105

PROXY STATEMENT

This Proxy Statement contains information relating to the 2015 annual meeting of shareholders of FutureFuel Corp. (or the Company, we, us, or our). Through this mailing, our board of directors is soliciting proxies for this annual meeting. Our Annual Report for the year ended December 31, 2014 is also enclosed with this Proxy Statement, as are proxy cards and our report on Form 10-Q for the quarter ended March 31, 2015. These documents provide important information about our business, including audited financial statements.

Date, Time, and Place Information.

Date, Time, and Place of the Meeting.

The 2015 annual meeting of our shareholders will be held at 8235 Forsyth Blvd., 8th Floor, Clayton, Missouri 63105 on Thursday, the 27th day of August, 2015 at 10:00 a.m., local time, subject to adjournments or postponements.

Approximate Date on Which this Proxy Statement Is First Sent to Security Holders.

This Proxy Statement, the form of proxy included herein, our 2014 Annual Report and our March 31, 2015 Report on Form 10-Q are first being sent or delivered to security holders on or around July 24, 2015.

Shareholder Proposals for the Next Annual Meeting.

Any shareholder desiring to make a proposal to be acted upon at the 2016 annual meeting of our shareholders and to be considered for inclusion in our proxy statement and form of proxy for that annual meeting, must present such proposal to us at our principal office set forth above by March 25, 2016.

In addition to any other applicable requirements, for business properly to be brought before an annual meeting by a shareholder (including business not to be considered for inclusion in our proxy statement), our bylaws provide that the shareholder must have given timely notice thereof in proper written form to our corporate secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive office, 8235 Forsyth Blvd., Suite 400, Clayton, Missouri 63105, not less than 30 days nor more than 60 days prior to the annual meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 20th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. To be in proper written form, a shareholder’s notice to our corporate secretary must set forth in writing as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting; (ii) the name and address, as they appear on our books, of the shareholder proposing such business; (iii) the class and number of shares of our stock which are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in such business. If a shareholder desires to submit a proposal to be acted upon at our 2016 annual meeting but not included in our proxy statement and form of proxy for that meeting, such shareholder must satisfy the advance notice provisions of our bylaws described in the following paragraph.

Shareholder nominations for director must comply with the notice and informational requirements described above for other shareholder proposals, as well as additional information that would be required under applicable United States Securities and Exchange Commission (or SEC) proxy rules and the policies of the nominating/corporate governance committee of our board, particularly appendices A, B, and C of our nominating/corporate governance committee charter. A copy of our nominating/corporate governance committee charter may be found on our internet web site at http://ir.futurefuelcorporation.com/governance.cfm. In addition, a copy may be obtained free of charge through a written request to us at our principal executive office set forth above, attention corporate secretary.

Matters to Be Voted Upon.

The following matters are to be voted upon at the 2015 annual meeting of our shareholders.

PROPOSAL ONE - ELECTION OF DIRECTORS

Our board has nominated three persons for election to our board at the 2015 annual meeting of our shareholders: Paul A. Novelly, Paul G. Lorenzini, and Dale E. Cole, each as a Class C director.

Paul A. Novelly has been our chairman of the board since inception and chief executive officer since January 2013. Mr. Novelly is chairman and chief executive officer of Apex Oil Company, Inc., a privately-held company based in St. Louis, Missouri engaged in the trading, storage, marketing, and transportation of petroleum products, including liquid terminal facilities in the Midwest and Eastern United States, and towboat and barge operations on the inland waterway system. Mr. Novelly is president and a director of AIC Limited, a Bermuda-based oil trading company, chairman, president, chief executive officer and a director of World Point Terminals, Inc., a Delaware company based in Missouri which is the general partner of World Point Terminals, LP which is a publicly traded master limited partnership which owns and operates petroleum storage facilities in the United States, and chief executive officer of St. Albans Global Management, Limited Partnership, LLLP, which provides corporate management services. He currently serves on the board of directors at Boss Holdings, Inc., a distributor of work gloves, boots and rainwear, and other consumer products, and FCB Financial Holdings, Inc., a holding company whose material subsidiary is Florida Community Bank. Within the past five years, Mr. Novelly also served on the board of directors of World Point Terminals Inc., a Canadian and Toronto Stock Exchange predecessor to World Point Terminals, Inc.

Our board believes that Mr. Novelly’s experience, knowledge, skills, and expertise as our chairman since 2005 and his knowledge of our operations and effectiveness of our business strategies provide valuable perspective to our board and add significant value. Additionally, Mr. Novelly’s experience as the chief executive officer of Apex Oil Company, Inc., AIC Limited, and St. Albans Global Management, Limited Partnership, LLLP and as the chairman of World Point Terminals, Inc., as well as a number of executive positions with other oil refining, terminalling, storage, and transportation companies, are integral to our board’s assessment of our business opportunities and strategic options. Finally, Mr. Novelly’s service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Paul G. Lorenzini has been a member of our board since January 2007 and our chief operating officer since April 21, 2008. In January 1970, Mr. Lorenzini co-founded Packaging Consultants, Inc., a distribution business supplying packaging materials to the food industry. In 1983, Bunzl PLC, a supplier of supermarket and food service packaging, acquired Packaging Consultants, Inc. Mr. Lorenzini continued to work for Bunzl PLC and in 1986 became president of Bunzl USA. He subsequently became the chief executive officer and chairman of Bunzl North America and grew Bunzl North America to the largest food packaging distributor in North America and retired in July 2004 with the title of chairman emeritus. Mr. Lorenzini served as a director of Bunzl PLC between 1988 and 1991 and between 1999 and 2004.

Our board believes that Mr. Lorenzini’s experience, knowledge, skills, and expertise as our chief operating officer and his knowledge of our operations and business strategies gained over his seven-plus years of service as chief operating officer provide valuable perspective to our board and add significant value. Additionally, Mr. Lorenzini’s operational and management experience with Bunzl PLC, Bunzl USA, and Bunzl North America is integral to our board’s assessment of our business opportunities and strategic options. Finally, Mr. Lorenzini’s service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Dale E. Cole is a graduate of the University of Texas at Austin with an undergraduate degree in business and finance and the Graduate School of Banking at Louisiana State University. Mr. Cole’s career in banking began in 1974 with Texas Bank and Trust Company in Dallas, TX. He then worked with First National Bank in Marshal, TX, and became President of Banc Texas McKinney in McKinney, TX in 1983. In 1988, Mr. Cole became Chairman and CEO of Worthen Banking Corporation, with two banks in Batesville and Newark, AR. Mr. Cole founded First Community Bank in 1997. He currently serves as Chairman and CEO of First Community Bank and its holding company. As of March 31, 2015, First Community Bank had 18 branch locations in Northeast Arkansas and Southwest Missouri and maintained assets of $959 million. Mr. Cole previously served on the Board of Trustees of the Barret School of Banking in Memphis, TN, the Board of Visitors of the University of Arkansas Community College in Batesville, AR, the Board of the Chamber of Commerce, Economic Development Foundation in Batesville, AR, Lyon College Advisory Counsel, and the board of White River Medical Center in Batesville, AR.

Mr. Cole’s extensive career in banking built in him a strong foundation in business, regulatory environments, and corporate governance. Having served on numerous committees throughout his career, including compensation, trust, executive, asset/liability, investment, and many others, Mr. Cole’s well-rounded experience and exposure in banking and regulatory environments will strengthen the governance function of our board. Our nominating/corporate governance committee has determined that if elected, Mr. Cole has no disqualifying relationships with us or our subsidiaries and will be considered independent of us under applicable SEC and New York Stock Exchange regulations.

Under our certificate of incorporation, our directors are divided into three classes, serving staggered three-year terms. Mr. Novelly and Mr. Lorenzini are standing for reelection, and Mr. Cole is a new director nominee. Mr. Novelly and Mr. Lorenzini were most recently re-elected as Class C directors at our 2012 annual shareholder meeting. Each nominee has agreed, if elected at the 2015 annual meeting of our shareholders, to serve as a Class C member of our board for a three-year term expiring in 2018.

The persons named as attorneys-in-fact in the accompanying shareholder proxy card will vote for the election of the nominees listed above as director, unless authority to so vote is withheld. Although our board expects that the nominees will be available for election, in the event a vacancy in the slate of nominees occurs, shares of our common stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named as attorneys-in-fact in the accompanying shareholder proxy card.

The names of the nominees for election and the other continuing members of our board, and certain other information with respect to such persons, are set forth below.

Nominees For Election as a Class C Director For a Three-Year Term Expiring in 2018

Name, Age, and Positions with the Company	Director of the Company Since
Paul A. Novelly, 71; Chairman and Chief Executive Officer	2005
Paul G. Lorenzini, 76: Director and Chief Operating Officer	2007
Dale E. Cole, 57; Director Nominee	N/A

Continuing Directors

Name, Age, and Positions with the Company	Class	Term Expiring	Director of the Company Since
Lee E. Mikles, 59. Mr. Mikles has been a member of our board since inception and served as our chief executive officer from inception through January 2013 and as our president from January 2013 through January 2015.	B	2017	2005

Paul M. Manheim, 66. Mr. Manheim has been a member of our board since July 15, 2011.	B	2017	2011

Donald C. Bedell, 74. Mr. Bedell has been a member of our board since February 26, 2008.	A	2016	2008

Edwin A. Levy, 78. Mr. Levy has been a member of our board since November 26, 2005.	A	2016	2005

Retiring Directors

Name, Age, and Positions with the Company	Class	Term Expiring	Director of the Company Since
Thomas R. Evans, 60. Mr. Evans has been a member of our board since May 2006. He has resigned as a director effective upon conclusion of the 2015 Annual Shareholders Meeting and will be replaced by Board appointment at that time.	B	2017	2006

William J. Doré, 73. Mr. Doré has served on our board since August 13, 2012. Mr. Doré declined to stand for reelection.	C	2015	2012

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.

PROPOSAL TWO - RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT

RubinBrown LLP has been our independent auditor for the fiscal years ending December 31, 2008 through December 31, 2014. Our board seeks shareholder ratification of its appointment of RubinBrown LLP as our independent auditor for the fiscal year ended December 31, 2015. A representative from the firm is expected to be present at the 2015 annual meeting of our shareholders and will have an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions. Additional information regarding our independent auditor is set forth under the caption “Independent Public Accountants” beginning at page 32 below. If our shareholders do not ratify the appointment of RubinBrown LLP, our board will consider the selection of other auditors.

In light of the foregoing, we ask our shareholders to vote on the following resolution at the 2015 annual meeting of our shareholders.

RESOLVED, that the shareholders of the Company ratify the selection of RubinBrown LLP as the Company’s independent auditor for the fiscal year ending December 31, 2015.

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

Revocability of Proxy.

Execution and return of a proxy card will not in any way affect a shareholder’s right to attend and to vote in person at the 2015 annual meeting of our shareholders. Any proxy may be revoked by the shareholder giving it, at any time prior to its being voted, by: (i) filing a notice of revocation with our corporate secretary at 8235 Forsyth Blvd., Suite 400, Clayton, Missouri 63105; (ii) executing and delivering a duly executed proxy bearing a later date; or (iii) attending the 2015 annual meeting of our shareholders and voting in person. A notice of revocation need not be on any specific form. Attendance at the 2015 annual meeting of our shareholders will not by itself constitute revocation of a proxy.

Dissenters Rights of Appraisal.

There are no rights of appraisal or similar rights of dissenters with respect to any matter to be acted upon at the 2015 annual meeting of our shareholders.

Persons Making the Solicitation.

The solicitation in this Proxy Statement is being made by us. We will solicit proxies by mail or by telephone, and our directors, officers, and employees also may solicit proxies, without additional compensation, on our behalf. We will not be using any specially engaged employees or paid solicitors. All expenses incurred in this solicitation will be paid by us. Banks, brokerage houses, and other institutions, nominees, and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies.

None of our directors has informed us in writing that he intends to oppose any action intended to be taken by us at the 2015 annual meeting of our shareholders.

Interest of Certain Persons in Matters to be Acted Upon.

None of our directors, executive officers, the nominees for director, or any of their associates has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2015 annual meeting of our shareholders.

Voting Securities and Principal Holders Thereof.

Voting Securities.

We only have one class of voting stock outstanding, and that is our common stock. As of July 8, 2015 (the record date for our 2015 annual shareholder meeting), there were outstanding 43,722,388 shares of our common stock. Each share of our common stock issued and outstanding on the record date is entitled to one vote on each proposal at the 2015 annual meeting of our shareholders.

Record Date.

Our board has fixed the close of business on July 8, 2015 as the record date for the determination of our shareholders entitled to receive notice of, and to vote at, the 2015 annual meeting of our shareholders. Accordingly, only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of the 2015 annual meeting of our shareholders and to attend and vote at such meeting.

No Cumulative Voting Rights.

Holders of our common stock do not have cumulative voting rights.

Security Ownership of Certain Beneficial Owners.

The following table sets forth the number and percentage of shares of our common stock owned by all persons known by us to be the beneficial owners of more than 5% of our shares of common stock as of July 8, 2015.

	Amount of	Percent of
	Beneficial	Common
Name and Address of Beneficial Owner	Ownership	Stock
Paul A. Novelly, 8235 Forsyth Blvd., Suite 400, Clayton, MO 63105 (a)	17,725,100	40.5%
Lee E. Mikles, 559 San Ysidro Rd., Suite E, Santa Barbara, CA 93108 (b)	2,271,230	5.2%

(a)

Includes 16,835,100 shares of common stock held by St. Albans Global Management, Limited Partnership, LLLP, 375,000 shares of common stock held by Apex Holding Co., and 515,000 shares of common stock held by Mr. Novelly personally.

(b)

Includes securities owned by the Lee E. Mikles Gift Trust dated October 6, 1999 (“Gift Trust”) as to which Mr. Mikles is the settlor of the trust, but is not a trustee or a beneficiary. Mr. Mikles disclaims beneficial ownership of the shares owned by the Gift Trust. Includes 27,500 shares owned by the Alison L. Mikles Irrevocable Trust dated December 15, 1997 ("Alison Trust") for the benefit of Mr. Mikles daughter, as to which Mr. Mikles was the settlor of the trust, but is not a trustee or a beneficiary. Mr. Mikles disclaims beneficial ownership of the shares owned by the Alison Trust. Also includes 15,110 shares of common stock held by Lori Mikles, the spouse of Mr. Mikles, either in her own name or an IRA account. Mr. Mikles disclaims beneficial ownership of the shares owned by his wife.

Security Ownership of Management.

The following table sets forth information, as of July 8, 2015, regarding the beneficial ownership of our common stock by each of our directors and executive officers and the executive officers of FutureFuel Chemical Company. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them and none of such shares have been pledged as security.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Common Stock
Paul A. Novelly (a)	17,725,100	40.5%
Lee E. Mikles (b)	2,271,230	5.2%
Paul G. Lorenzini (c)	719,877	1.6%
William J. Doré	300,000	*
Edwin A. Levy (d)	288,750	*
Paul M. Flynn	116,821	*
Sam W. Dortch (e )	56,654	*
Donald C. Bedell (f)	50,097	*
Thomas R. Evans	45,000	*
Rose M. Sparks	9,432	*
Paul M. Manheim	2,000	*
All directors and executive officers	21,584,961	49.4%

  *                Denotes an ownership percentage of less than 1%.

(a)

Includes 16,835,100 shares of common stock held by St. Albans Global Management, Limited Partnership, LLLP, 375,000 shares of common stock held by Apex Holding Co., and 515,000 shares of common stock held by Mr. Novelly personally. Mr. Novelly is the chief executive officer of both named entities and thereby has voting and investment power over such shares, but he disclaims beneficial ownership except to the extent of a minor pecuniary interest.

(b)

Includes 2,075,200 shares of common stock held by the Lee E. Mikles Revocable Trust dated March 26, 1996, 5,000 shares held by Mr. Mikles’ IRA account, and 25,000 shares held by an SEP. Also includes 120,000 shares of common stock held by the Lee E. Mikles Gift Trust dated October 6, 1999, as to which Mr. Mikles is the settlor of the trust, but is not a trustee or a beneficiary. Mr. Mikles disclaims beneficial ownership of the shares owned by the Gift Trust. Also includes 27,500 shares held by the Alison L. Mikles Irrevocable Trust. Miss Mikles is the minor child of Mr. Mikles and lives in Mr. Mikles’ household. However, Mr. Mikles is not the trustee or beneficiary of such trust and disclaims beneficial ownership. Also includes 15,110 shares of common stock held by Lori Mikles, the spouse of Mr. Mikles, either in her own name or an IRA account. Mr. Mikles disclaims beneficial ownership of the shares owned by his wife. Also includes 1,000 shares held for the benefit of Mr. Mikles daughter and 11,100 shares held for the benefit of Mr. Mikles sons. All children are minors and live in Mr. Mikles’ household, but Mr. Mikles disclaims beneficial ownership of such shares.

(c)

Includes 55,000 shares of common stock owned by Mr. Lorenzini’s spouse; Mr. Lorenzini disclaims beneficial ownership thereof. Includes 5,000 shares owned by the Lorenzini Friends and Family Gift Trust, a trust established by Mr. Lorenzini and his spouse, as to which Mr. Lorenzini and his spouse are the trustees but not the beneficiaries; Mr. Lorenzini disclaims any beneficial interest in the shares of our common stock held by this trust.

(d)

Does not include 1,275 shares of our common stock owned by The Edwin A. Levy Charitable Foundation, Inc., a New York not-for-profit corporation as to which Mr. Levy is a founder and director but not a beneficiary. Mr. Levy disclaims beneficial ownership of shares owned by the Foundation.

(e)	Includes 49,247 shares of common stock held in an IRA established by Mr. Dortch.
(f)

Includes 2,300 shares of common stock owned by the Alexandra Nicole Bedell Trust, a trust established by Mr. Bedell for his granddaughter as to which Mr. Bedell serves as trustee but holds no pecuniary interest; Mr. Bedell disclaims beneficial ownership of all shares of our common stock held by this trust. Includes 2,300 shares of common stock owned by the Ashlyn Tate Bedell Trust, a trust established by Mr. Bedell for his granddaughter as to which Mr. Bedell serves as trustee but holds no pecuniary interest; Mr. Bedell disclaims beneficial ownership of all shares of our common stock held by this trust. Includes 2,300 shares of common stock owned by the Hailey Bedell Trust, a trust established by Mr. Bedell for his granddaughter as to which Mr. Bedell serves as trustee but holds no pecuniary interest; Mr. Bedell disclaims beneficial ownership of all shares of our common stock held by this trust. Also includes 43,197 shares of our common stock held by the Africa Exempt Trust, of which Mr. Bedell is a beneficiary.

Change in Control.

We are not aware of any arrangement (including any pledge by any person of any of our securities) the operation of which may at a date subsequent to the date of this Proxy Statement result in a change in control of us. Further, we are not aware that a change in control of us has occurred since the beginning of our last fiscal year.

Employment Agreement with Paul M. Flynn

Paul M. Flynn, FutureFuel Chemical Company’s executive vice president of business and marketing, is party to an Employment Agreement dated July 2, 2014 which provides that Mr. Flynn would be entitled to certain payments or benefits, as applicable, upon the occurrence of a triggering event. The receipt of each of these payments or benefits is contingent upon Mr. Flynn executing and delivering to the Company a general release.

Upon a termination of Mr. Flynn’s employment for death or disability, Mr. Flynn would be entitled to an immediate full vesting of his remaining unvested restricted shares. Had such a termination occurred on December 31, 2014, Mr. Flynn would have been able to receive accelerated vesting of restricted shares worth $1,296,000, based on the closing price of our shares on such date of $12.96.

Upon a termination of Mr. Flynn’s employment by Mr. Flynn for good reason, as defined in the employment agreement, Mr. Flynn would be entitled to (i) an immediate full vesting of his remaining unvested restricted shares; (ii) payment of his base salary for a period of six months; and (iii) to the extent eligible, reimbursement of COBRA premiums for a period of six months. Had such a termination occurred on December 31, 2014, Mr. Flynn would have been able to receive accelerated vesting of restricted shares worth $1,296,000, based on the closing price of our shares on such date of $12.96, $104,000 as payment of his base salary for a period of six months, and $5,876 as reimbursement for COBRA premiums for a period of six months.

Upon the Company's voluntary termination of Mr. Flynn’s employment, as defined in the employment agreement, Mr. Flynn would be entitled to (i) an immediate vesting of 50% of the balance of his remaining unvested restricted shares; (ii) payment of his base salary for a period of six months; and (iii) to the extent eligible, reimbursement of COBRA premiums for a period of six months. Had such a termination occurred on December 31, 2014, Mr. Flynn would have been able to receive accelerated vesting of restricted shares worth $648,000, based on the closing price of our shares on such date of $12.96, $104,000 as payment of his base salary for a period of six months, and $5,876 as reimbursement for COBRA premiums for a period of six months.

Upon a change of control, as defined in the employment agreement, Mr. Flynn would be entitled to an immediate full vesting of his remaining unvested restricted shares plus payment of the amount, if any, by which $2,500,000 exceeds the value of the restricted shares at the time of the change in control. Had such a termination occurred on December 31, 2014, Mr. Flynn would have been able to receive accelerated vesting of restricted shares worth $1,296,000, based on the closing price of our shares on such date of $12.96, plus a cash payment in the amount of $880,000.

Directors and Executive Officers.

Material Proceedings.

No director, officer, or affiliate of us, no owner of record or beneficially of more than five percent of any class of our voting securities, and no associate of any such director, officer, affiliate, or owner is a party in any material proceeding adverse to us or to any of our subsidiaries.

Directors, Executive Officers, Promoters, and Control Persons.

Identification of Directors.

Our directors are as follows:

Name	Age	Director Since	Term Expires
Paul A. Novelly, chairman of the board and chief executive officer(a)	71	2005	2015
Lee E. Mikles (b)	59	2005	2017
Edwin A. Levy	78	2005	2016
Thomas R. Evans	60	2006	2017
Paul G. Lorenzini, chief operating officer(a)	76	2007	2015
Donald C. Bedell	74	2008	2016
Paul M. Manheim	66	2011	2017
William J. Doré(c)	73	2012	2015

(a)	Messrs. Novelly and Lorenzini are nominated for re-election at the 2015 Annual Shareholders Meeting.
(b)	Mr. Mikles resigned as President of FutureFuel effective January 31, 2015.
(c)	Mr. Doré has declined to stand for re-election to the board.

There is no arrangement or understanding between any of the above directors and any other person pursuant to which such person was or is to be selected as a director.

Identification of Executive Officers.

The current executive officers of the Company are as follows:

Name	Position	Age	Officer Since
Paul A. Novelly	Chairman of the board and chief executive officer	71	2005
Paul G. Lorenzini	Chief operating officer	76	2008
Rose M. Sparks	Principal financial officer and chief financial officer	48	2012

There is no arrangement or understanding between any of the above officers and any other person pursuant to which such person was or is to be selected as an officer.

Identification of Certain Significant Employees.

The following individuals are executive officers of FutureFuel Chemical Company who are expected to make significant contributions to our business.

Name	Position	Age	Officer Since
Samuel W. Dortch	Executive vice president and general manager	66	2007
Rose M. Sparks	Chief financial officer	48	2013
Paul M. Flynn	Executive vice president of business and marketing	48	2014

There is no arrangement or understanding between any of the above officers and any other person pursuant to which such person was or is to be selected as an officer.

Family Relationships.

There is no family relationship between any of our executive officers and directors.

Business Experience of Our Directors and Executive Officers.

Paul A. Novelly has been our chairman of the board since inception and chief executive officer since January 2013. Mr. Novelly is chairman and chief executive officer of Apex Oil Company, Inc., a privately-held company based in St. Louis, Missouri engaged in the trading, storage, marketing, and transportation of petroleum products, including liquid terminal facilities in the Midwest and Eastern United States, and towboat and barge operations on the inland waterway system. Mr. Novelly is president and a director of AIC Limited, a Bermuda-based oil trading company, chairman, president, chief executive officer and a director of World Point Terminals, Inc., a Delaware company based in Missouri which is the general partner of World Point Terminals, LP which is a publicly traded master limited partnership which owns and operates petroleum storage facilities in the United States, and chief executive officer of St. Albans Global Management, Limited Partnership, LLLP, which provides corporate management services. He currently serves on the board of directors at Boss Holdings, Inc., a distributor of work gloves, boots and rainwear, and other consumer products, and FCB Financial Holdings, Inc., a holding company whose material subsidiary is Florida Community Bank. Within the past five years, Mr. Novelly also served on the board of directors of World Point Terminals Inc., a Canadian and Toronto Stock Exchange predecessor to World Point Terminals, Inc.

Our board believes that Mr. Novelly’s experience, knowledge, skills, and expertise as our chairman since 2005 and his knowledge of our operations and effectiveness of our business strategies provide valuable perspective to our board and add significant value. Additionally, Mr. Novelly’s experience as the chief executive officer of Apex Oil Company, Inc., AIC Limited, and St. Albans Global Management, Limited Partnership, LLLP and as the chairman of World Point Terminals, Inc., as well as a number of executive positions with other oil refining, terminalling, storage, and transportation companies, are integral to our board’s assessment of our business opportunities and strategic options. Finally, Mr. Novelly’s service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Lee E. Mikles has been a member of our board since inception, served as our chief executive officer from inception through January 2013, and as our president from January 2013 through January 2015. In addition, he served as our principal financial officer before our acquisition of FutureFuel Chemical Company and thereafter through January 31, 2008. Mr. Mikles was chairman of Mikles/Miller Management, Inc., a registered investment adviser and home to the Kodiak family of funds, between 1992 and 2005. He was also chairman of Mikles/Miller Securities, LLC, a registered broker-dealer, between 1999 and 2005. Additionally, Mr. Mikles has served on the board of directors of Pacific Capital Bancorp, Official Payments Corporation, CoastCast Corporation, Nelnet, Inc., Boss Holdings, Inc., Imperial Bank, and Imperial Bancorp. He currently serves as interim president, chief executive officer, and is a member of the board of directors of Pendrell Corporation.

Our board believes that Mr. Mikles’ experience, knowledge, skills, and expertise as a member of our board since inception and his knowledge of our operations and business strategies gained over his ten years of service to us in various roles provide valuable perspective to our board and add significant value. Additionally, Mr. Mikles’ finance and investment experience from his involvement with Mikles/Miller Management, Inc. is integral to our board’s assessment of our business opportunities and strategic options. Finally, Mr. Mikles’ service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Paul G. Lorenzini has been a member of our board since January 2007 and our chief operating officer since April 21, 2008. In January 1970, Mr. Lorenzini co-founded Packaging Consultants, Inc., a distribution business supplying packaging materials to the food industry. In 1983, Bunzl PLC, a supplier of supermarket and food service packaging, acquired Packaging Consultants, Inc. Mr. Lorenzini continued to work for Bunzl PLC and in 1986 became president of Bunzl USA. He subsequently became the chief executive officer and chairman of Bunzl North America and grew Bunzl North America to the largest food packaging distributor in North America and retired in July 2004 with the title of chairman emeritus. Mr. Lorenzini served as a director of Bunzl PLC between 1988 and 1991 and between 1999 and 2004.

Our board believes that Mr. Lorenzini’s experience, knowledge, skills, and expertise as our chief operating officer and his knowledge of our operations and business strategies gained over his seven-plus years of service as chief operating officer provide valuable perspective to our board and add significant value. Additionally, Mr. Lorenzini’s operational and management experience with Bunzl PLC, Bunzl USA, and Bunzl North America is integral to our board’s assessment of our business opportunities and strategic options. Finally, Mr. Lorenzini’s service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Edwin A. Levy has been a member of our board since November 2005. In 1979, Mr. Levy co-founded Levy, Harkins & Co., Inc., an investment advisory firm, where he now serves as chairman of the board and individual advisor. Mr. Levy was a director of Traffix, Inc. between November 1995 and 2006, and served as a member of its audit committee and stock options committee. He is a director of World Point Terminals, Inc., a Delaware company based in Missouri which is the general partner of World Point Terminals, LP which is a publicly traded master limited partnership which owns and operates petroleum storage facilities in the United States. In the past five years, Mr. Levy was a director of World Point Terminals Inc., a Canadian and Toronto Stock Exchange predecessor to World Point Terminals, Inc.

Our board believes that Mr. Levy’s experience, knowledge, skills, and expertise as a member of our board and his knowledge of our operations and business strategies gained over his nine-plus years of service to us in that capacity provide valuable perspective to our board and add significant value. Additionally, Mr. Levy’s finance and investment experience from his involvement with Levy, Harkins & Co., Inc. is integral to our board’s assessment of our business opportunities and strategic options. Finally, Mr. Levy’s service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

 Thomas R. Evans has been a member of our board since May 2006. From June 2004 until December 2013, he served as president and chief executive officer of Bankrate, Inc., an Internet based aggregator of financial rate information. Mr. Evans was elected to Bankrate, Inc.’s board of directors in May 2004. From 1999 to 2002, Mr. Evans was chairman and chief executive officer of Official Payments Corporation, an Internet processor of payment to government entities. Our board believes that Mr. Evans’ experience, knowledge, skills, and expertise acquired as the president and chief executive officer at Bankrate, Inc., including experience and understanding of business strategy formation and execution from both a board and management perspective, add significant value to our board. Additionally, Mr. Evans’ service and experience as the head of our audit committee and an independent director of our board, together with his experience as a director for other boards, including active involvement in strategy discussions and other matters, strengthen the functioning of our board.

Our board believes that Mr. Evans’ experience, knowledge, skills, and expertise acquired as the president and chief executive officer at Bankrate, Inc., including experience and understanding of business strategy formation and execution from both a board and management perspective, add significant value to our board. Additionally, Mr. Evans’ service and experience as the head of our audit committee and an independent director of our board, together with his experience as a director for other boards, including active involvement in strategy discussions and other matters, strengthen the functioning of our board. Mr. Evans has submitted his resignation from our board to be effective upon conclusion of our 2015 annual meeting of shareholders.

William J. Doré has been a member of our board since July, 2012.  Mr. Doré is the founder and retired chairman/chief executive officer of Global Industries, Ltd., now Technip, a worldwide organization that operated one of the largest fleets of marine construction assets in the world.  In 2000, in recognition of his accomplishments in the oil and gas industry, Mr. Doré was presented with the Rhodes Petroleum Industry Leadership Award from the Petroleum Division of the American Society of Mechanical Engineers.  He is also the recipient of the 2000 Horatio Alger Award, a prestigious national recognition of our country's most successful and admirable men and women who have overcome significant personal adversity through hard work, integrity, determination, and a strong dedication to helping others.  In 2011, Mr. Doré was named as the Civic Service Award recipient from the Chamber Southwest Louisiana.  The Civic Service Award is presented annually to an outstanding member of the community who exemplifies leadership and service.

Our board believes that Mr. Doré’s experience, knowledge, skills, and expertise as a member of our board of directors and his operational and management experience with Global Industries, Ltd. helps our board’s assessment of our business opportunities and strategic options.  Further, Mr. Doré’s service and experience in community matters and his commitment to education and the environment strengthens the governance and functioning of our board. Mr. Doré has declined to stand for re-election and his term of service will expire upon the conclusion of our 2015 annual meeting of shareholders.

Donald C. Bedell has been a member of our board since March 17, 2008. Mr. Bedell is chairman of the board of privately held Castle Partners and its affiliates, based in Sikeston, Missouri, which operate over 35 skilled nursing, health care, pharmaceutical, hospice, and therapy facilities throughout Missouri and other states. Mr. Bedell is a director of First Community Bank of Batesville, Arkansas and is a member of the executive committee of such bank and its holding company. He is also a director of World Point Terminal, Inc., serving as chairman of World Point’s Corporate Governance and Human Resources Committees. FutureFuel Corp.’s chairman, Paul A. Novelly, is the chairman of the board of World Point Terminal, Inc. Mr. Bedell is the former chairman of the Missouri Department of Conservation. In the past five years, Mr. Bedell has served on the board of directors of World Point Terminals Inc., a Canadian and Toronto Stock Exchange predecessor to World Point Terminals, Inc.

Our board believes that Mr. Bedell’s experience, knowledge, skills, and expertise acquired as the chairman at Castle Partners, including experience and understanding of business strategy formation and execution from both a board and management perspective, add significant value to our board. Additionally, Mr. Bedell’s service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Paul M. Manheim has been a member of our board since July 15, 2011. Mr. Manheim is currently a non-executive director of HAL Real Estate Investments Inc., which develops and owns a portfolio of real estate in the Pacific Northwest consisting of multi-family, office, and mixed-use assets. He was the president and chief executive officer of HAL Real Estate Investments Inc. until September 2005. HAL Real Estate Investments Inc. is a subsidiary of HAL Holding N.V. Mr. Manheim joined Holland America Line, N.V., the predecessor of HAL Holding N.V., an international holding company traded on the Amsterdam Stock Exchange, in 1982 and filled various positions in the financial and corporate development areas. Since June 2005, Mr. Manheim has been the chairman of the board of Shanghai Red Star Optical Company, which owns a portfolio of optical retail outlets in China and is affiliated with Europe’s largest optical retailer. Mr. Manheim has served as a director and chairman of the audit committee of WPT GP, LLC, the general partner of World Point Terminals, LP and its predecessor since 2009. Mr. Manheim received a bachelor of commerce degree with honors from the University of New South Wales, Australia, and qualified as a Chartered Accountant in 1976.

Our board believes that Mr. Manheim’s experience, knowledge, skills, and expertise acquired as the president and chief executive officer at HAL Real Estate Investments Inc., including experience and understanding of business strategy formation and execution from both a board and management perspective, add significant value to our board. Additionally, Mr. Manheim’s service and experience as a director for other boards, strengthens the governance and functioning of our board. Finally, Mr. Manheim’s experience as the chairman of the audit committee of WPT GP, LLC and his experience as a chartered accountant add significant value to our board.

Samuel W. Dortch was the vice president - operations services of FutureFuel Chemical Company between July 30, 2007 and October 14, 2007 and senior vice president - operations between October 15, 2007 and August 30, 2010. On August 30, 2010, Mr. Dortch became FutureFuel Chemical Company’s executive vice president and general manager. In 1972, Mr. Dortch joined Eastman Chemical Company’s technical services division in Kingsport, Tennessee as a development chemical engineer. He has served in numerous management positions in Kingsport, Batesville and at Eastman Kodak’s Kirby, England facility. In 2004, Mr. Dortch became manager of research and development at the Batesville plant and director of research and development in December 2006.

Our board believes that Mr. Dortch’s experience, knowledge, skills, and expertise acquired as the executive vice president and general manager of FutureFuel Chemical Company, and his knowledge of our operations and business strategies gained over his nine years of service to us in various roles and his years of service to Eastman Chemical Company, including his knowledge of the chemical business, are of significant value to the company.

Rose M. Sparks has been our principal financial officer and treasurer and principal accounting officer since November 8, 2012 and our chief financial officer since June 1, 2013. Prior to June 1, 2013, Mrs. Sparks served as the controller of FutureFuel Chemical Company since its acquisition in 2006 and has over twenty years of experience at the Batesville facility. Prior to our acquisition of FutureFuel Chemical Company, Mrs. Sparks worked for Eastman Chemical as the controller at the Batesville plant. Mrs. Sparks is a certified public accountant.

Our board believes that Mrs. Sparks’ experience, knowledge, skills, and expertise acquired as controller of FutureFuel Chemical Company, and her knowledge of our operations and business strategies gained over her years of service in that role, as well as experience as certified public accountant, add significant value to us.

Paul M. Flynn became FutureFuel Chemical Company’s executive vice president of business and marketing on September 2, 2014. Mr. Flynn is a veteran business executive with 25 years in the chemical and biotech industries. After joining Monsanto Company in 2008 as Director of Strategic Alliances, he spent six years developing corporate strategy, and recently led its development of a new biologicals growth platform. Prior to Monsanto, Mr. Flynn was global business manager for automotive and electrical products for Eastman Chemical Company. He eventually led the strategy development and execution for transforming Specialty Plastics into a profitable growth division for Eastman. He has extensive global experience, including prior relocations to Japan and Singapore. He received an MBA from Kellogg School of Management, Northwestern University and graduated from Athlone Institute in Ireland with a B.S. in Polymer Technology.

Our board believes the experience, knowledge, skills, and expertise Mr. Flynn established in Monsanto Company’s corporate strategy division will add significant, strategic value to the company. Additionally, Mr. Flynn’s experience with Eastman’s Specialty Plastics division and as a global business manager provides to the company a fresh perspective and practical insight to the regional and global chemical industry.

Transactions with Related Persons.

From time to time, we enter into transactions with companies affiliated with, or controlled by, Mr. Novelly, who is the chairman of our board, chief executive officer and a significant shareholder as set forth above, and in which Mr. Novelly has or will have a direct or indirect material interest. Revenues, expenses, prepaid amounts, and unpaid amounts related to these transactions during 2014 are summarized in the following table and are further described below.

Related party balance sheet accounts

(Dollars in thousands)	As of December 31, 2014
Accounts receivable
Biodiesel, petrodiesel, blends and other petroleum products	$1,173
Total accounts receivable	$1,173
Prepaid expenses
Administrative services and other	$-
Total prepaid expenses	$-
Accounts payable
Natural gas and fuel purchases	$2,912
Total accounts payable	$2,912
Accrued liabilities
Travel and administrative services	$46
Total accrued liabilities	$46

Related party income statement accounts

(Dollars in thousands)	Year Ended December 31, 2014
Revenues
Biodiesel, petrodiesel, blends and other petroleum products	$39,090
Total revenues	$39,090
Cost of goods sold
Biodiesel, petrodiesel, blends, and other petroleum products	$51,647
Natural gas purchases	7,095
Income tax, consulting services and other	80
Total cost of goods sold	$58,822
Distribution
Distribution and related services	$335
Total distribution	$335
Selling, general and administrative expenses
Commodity trading advisory fees	$132
Travel and administrative services	82
Total selling, general, and administrative expenses	$214

Biodiesel, petrodiesel and blends

FutureFuel enters into agreements to buy and sell biofuels (biodiesel, petrodiesel, biodiesel/petrodiesel blends, RINs, and biodiesel production byproducts) and other petroleum products such as gasoline with an affiliate from time to time. Such agreements are priced at the then current market price of the product, as determined from bids from other customers and/or market pricing services. Cost of goods sold related to these sales includes variable costs and allocated fixed costs.

Natural gas purchases

FutureFuel utilizes natural gas to generate steam for its manufacturing process and to support certain of its air and waste treatment utilities. This natural gas is purchased through an affiliate provider of natural gas marketing services. Expenses related to these purchases include the cost of the natural gas only; transportation charges are paid to an independent third party.

Income tax and consulting services

An affiliate provides professional services to FutureFuel, primarily in the area of income tax preparation and consulting. FutureFuel also receives certain finance and accounting expertise from this affiliate as requested. Expenses related to these services are comprised of an agreed quarterly fee plus reimbursement of expense, at cost.

Distribution and related services

Distribution and related services are comprised of barge transportation and related unloading charges for petrodiesel that were arranged and paid by an affiliate and subsequently rebilled to FutureFuel. Additionally, FutureFuel leases oil storage capacity from an affiliate under a storage and throughput agreement. This agreement provides for the storage of biodiesel, diesel or biodiesel/petrodiesel blends, methanol, and biodiesel feedstocks in above-ground storage tankage at designated facilities of the affiliate. Expenses related to this agreement include monthly lease charges, generally on a per barrel basis, and associated heating, throughput, and other customary terminalling charges.

Commodity trading advisory fees

FutureFuel entered into a commodity trading advisory agreement with an affiliate. Pursuant to the terms of this agreement, the affiliate provides advice to FutureFuel concerning the purchase, sale, exchange, conversion, and/or hedging of commodities as FutureFuel may request from time to time.

Travel and administrative services

FutureFuel reimburses an affiliate for travel and other administrative services incurred on its behalf. Such reimbursement is performed at cost with the affiliate realizing no profit on the transaction.

Railcar sublease agreement

FutureFuel entered into a railcar sublease agreement with an affiliate. Pursuant to the terms of this sublease, FutureFuel leased from the affiliate railcars upon the same terms, conditions, and price the affiliate leased the railcars. Lease terms for individual railcars began upon delivery of the railcars. Forty railcars were received through December 31, 2009. From the onset of this lease, FutureFuel paid lease charges directly to the entity leasing the railcars to the affiliate, as opposed to paying the affiliate itself. Hence, no related party expense is reflected in the above table, although the affiliate has essentially been guaranteeing FutureFuel’s obligations to the lesser. In September 2009, the master lease was modified such that the affiliate was removed and FutureFuel leases the railcars directly, with no guarantee remaining on the part of the affiliate. Expenses related to this lease were $329,000, $315,000, and $331,000 for December 31, 2014, 2013, and 2012, respectively.

Review, Approval, or Ratification of Transactions with Related Persons.

Any transaction in which we (or one of our subsidiaries) are a participant, the amount involved exceeds the lesser of $120,000 or 1% of our net income, total assets, or total capital, and in which any party related to us has or will have a direct or indirect material interest must be approved by a majority of the disinterested members of our board of directors as fair to us and our shareholders. This policy was adopted by our board on January 8, 2007 and amended on February 2, 2011, and can be found through the “Investor Relations - Corporate Governance” section of our internet website (http://www.FutureFuelCorporation.com). All of the agreements described above in this section been approved by a majority of the disinterested members of our board of directors.

In addition, we adopted a Code of Business Conduct and Ethics which sets forth legal and ethical standards of conduct for our directors, officers, and employees and the directors, officers, and employees of our subsidiaries. This Code is designed to deter wrongdoing and to promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us; (iii) compliance with applicable governmental laws, rules, and regulations; (iv) the prompt internal reporting of violations of this Code to appropriate persons identified in this Code; and (v) accountability for adherence to this Code. This Code was adopted by our board on November 30, 2005 and was last amended on July 16, 2015, is in writing, and can be found through the “Investor Relations - Corporate Governance” section of our internet website (http://www.FutureFuelCorporation.com). Note: Each of the transactions described above (under the caption “Transactions with Related Persons”) was undertaken in compliance with our Code of Business Conduct and Ethics and approved by a majority of the disinterested members of our board of directors.

Compliance with Section 16(a) of the Exchange Act.

Based solely upon a review of Forms 3 and Forms 4 and amendments thereto furnished to us under the rules of the SEC promulgated under Section 16 of the Exchange Act during the fiscal year ended December 31, 2014, and Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2014, as well as any written representation from a reporting person that no Form 5 is required, we are not aware that any officers, members of our board of directors and/or beneficial owners of more than 10% of our common stock failed to file on a timely basis, as disclosed in the aforementioned forms, reports required by Section 16 of the Exchange Act during the year ended December 31, 2014.

Standing Audit Committee.

We have a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of our audit committee are: Thomas R. Evans (chairman), Donald C. Bedell, Edwin A. Levy and Paul M. Manheim.

Audit Committee Financial Expert.

Our board has determined that each member of our audit committee is an audit committee financial expert. During 2014, each such member of our audit committee was independent, as independence for audit committee members is defined in the listing standards applicable to us and in the rules of the SEC.

Board Leadership Structure and Role in Risk Oversight.

Board Leadership Structure.

We have a board currently comprised of eight members. Our chairman and chief executive officer is Mr. Novelly. Our chairman presides over all meetings of our board and at all meetings of our shareholders. He provides strategic leadership and guidance to our board and management, he advises and consults with our president, chief operating officer, and other executive officers, and he works with management and other committees of our board regarding strategies, risks, opportunities, and other matters.

Mr. Mikles is a director and prior to January 31, 2015, served as our president. In that capacity, he assisted our chief executive officer in supervision of and coordination with our executive and senior management.

Mr. Lorenzini is a director and serves as our chief operating officer. As such, his duties included developing strategic and tactical initiatives with our chief executive officer and other members of our executive management.

The five remaining members of our board are independent as described below, and these independent members comprise the membership of our board’s audit committee, nominating/corporate governance committee, and compensation committee. We have not designated any of these individuals as a lead independent director and there are no plans to do so.

We believe that consolidation of the offices of chairman and chief executive officer in Mr. Novelly is the appropriate leadership structure for us at this time. His breadth of experience and expertise in both capacities qualifies him for such service. Given his constant communication with executive management, this provides for adequate linkage between the board and management.

Role in Risk Oversight.

Our board as a whole is ultimately responsible for our risk management oversight. Our board is assisted by its committees, including our audit committee and compensation committee, whose duties are described in more detail below.

The board’s oversight of our material risks is undertaken through, among other things, various reports and assessments that management presents to our board or to committees of our board, and the related board or committee discussions and decisions. The committees of our board report to our board about their meetings.

Our chief executive officer addresses risk matters at regular and special board meetings. In addition, other members of senior management regularly provide reports directly to our board. Finally, our audit committee works closely with our independent public accountants in their review of risk and controls.

Corporate Governance/Director Independence.

Our board has adopted corporate governance guidelines which incorporate certain rules of the SEC and U.S. securities exchanges for use by our board when determining director independence. These guidelines include the Company’s Corporate Governance Guidelines, Policy for Approving Transactions with Related Parties, and Insider Trading Policy, copies of which may be found on our website at http://ir.futurefuelcorporation.com/governance.cfm. Our board also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with us, including the potential for conflicts of interest, when determining director independence.

The nominating/corporate governance committee of our board evaluates each incumbent director and all new director nominees based on applicable law, regulations, and rules and makes a recommendation to the full board as to the independence of directors and director nominees. Our board has determined that, of the eight current members of the board, the following five directors have no disqualifying relationships with us or our subsidiaries and are, therefore, independent: Edwin A. Levy, Thomas R. Evans, Donald C. Bedell, William J. Doré and Paul M. Manheim. In 2014, each of our board’s compensation, audit, and nominating/corporate governance committees was comprised of directors who were independent under such definitions. Our nominating/corporate governance committee has determined that, if elected, Mr. Cole will qualify as an independent director under the applicable SEC and stock exchange regulations. Accordingly, if the proposed slate of nominees are elected, our board will continue to maintain a majority of independent directors. The guidelines referenced above, as well as other corporate governance initiatives adopted by us, are also available to any shareholder free of charge upon request to our corporate secretary at our principal executive office set forth above.

Our independent directors meet in executive sessions (without our management) generally before or after meetings of the directors, and will meet more often as the need arises. None of our non-management directors presides at meetings of our non-management directors. Rather, a chairman is chosen at the beginning of each meeting.

Any interested party (and not just our shareholders) may make their concerns known to our non-management directors through our website at http://ir.futurefuelcorporation.com/contactus.cfm. In the “comment” section on this page, please indicate that the message is for our non-management directors, and the message will be provided to them.

Board Meetings and Committees; Annual Meeting Attendance.

Directors are expected to attend all meetings of our board and assigned committee meetings. Our board held three formal meetings during 2014 and took one action by unanimous written consent in lieu of a meeting. Two meetings were attended by all directors, while one director was absent from the third. Our directors are not required to attend annual shareholder meetings. The 2014 annual meeting of our shareholders was held on September 3, 2014 and three directors (Messrs. Novelly, Mikles and Lorenzini) attended the annual shareholder meeting.

Our board maintained the following committees during 2014: audit committee, compensation committee, and nominating/corporate governance committee. The 2014 members of each of these committees, a summary of the responsibilities and authority of each of the committees, and the number of meetings held by each committee in 2014, follow.

Name of Committee and Members during 2014	Functions of the Committee	Number of Meetings in 2014
Audit: Thomas R. Evans (chair) Edwin A. Levy Donald C. Bedell Paul M. Manheim

-Appoints, compensates, and oversees the work of any public accounting firm employed by the Company;

-Resolves any disagreements between management and the auditor regarding financial reporting;

-Pre-approves all audit and non-audit services;

-Retains independent counsel, accountants, or others to advise the committee or assist in the conduct of an investigation;

-Seeks any information it requires from employees, all of whom are directed to cooperate with the committee’s requests;

-Meets with the Company’s officers, external auditors, or outside counsel, as necessary; and

-Oversees that management has established and maintains processes to assure compliance by the Company with all applicable laws, regulations, and corporate policies.

Four (all members attended each meeting, except Mr. Bedell, who attended three of four meetings)
Compensation: Donald C. Bedell (chair) William J. Doré Edwin A. Levy

-In consultation with the Company’s management, establishes the Company’s general policies relating to compensation of the Company’s officers and directors and the directors and executive officers of the Company’s subsidiaries, and oversees the development and implementation of such compensation programs;

-Approves the annual and long-term performance goals for the Company’s incentive plans (including incentive plans for the Company’s subsidiaries);

-Annually reviews and approves corporate goals and objectives relevant to the compensation of the Company’s executive officers and annually evaluates such officers’ performance in light of those goals and objectives and sets such officers’ compensation levels based on this evaluation;

-As required under applicable securities laws and rules, reviews the Compensation Discussion and Analysis section (CD&A) to be included in the Company’s annual proxy statement or other reports or filings with the SEC or other governmental authorities and stock exchanges, discusses the CD&A with the Company’s management, and recommends to the board that the CD&A be included in the Company’s annual report on Form 10-K, proxy statement on Schedule 14A or any other filing with the SEC and stock exchanges;

-Reviews and makes recommendations to the board periodically with respect to the compensation of all non-employee directors, including any compensation under the Company’s equity-based plans, monitor ownership compliance of its directors as required by under the Company’s stock ownership guidelines;

-Evaluates the committee’s performance and the adequacy of its charter on an annual basis and recommends any proposed changes to the board for approval; and

-With respect to Company directors and officers and executive officers of Company subsidiaries: review and approve base salary adjustments, managerial recommendations under Company’s annual bonus and incentive compensation plan; review and approve managerial recommendations of performance share awards and participants under Company’s stock option plan; review and approve managerial recommendations for new and modified compensation and benefit programs; and monitor ownership compliance as required by Company’s stock ownership guidelines.

Three and one action by unanimous consent (all members attended each meeting)
Nominating/Corporate Governance: Edwin A. Levy (chair) Thomas R. Evans William J. Doré

-Assists the board by identifying qualified candidates for director, and recommends to the board the director nominees for the next annual meeting of shareholders;

-Leads the board in its annual review of board performance;

-Recommends to the board director nominees for each board committee;

-Oversees the annual process of evaluation of the performance of the Company’s management; and

-Develops and recommends to the board corporate governance guidelines applicable to the Company.

One action by unanimous written consent

Nominating/Corporate Governance Committee.

Our board has a nominating/corporate governance committee. That committee has a charter, a copy of which may be found at our internet web site at http://ir.futurefuelcorporation.com/governance.cfm. A copy may also be obtained free of charge by written request to our corporate secretary at our principal executive office set forth above.

Our nominating/corporate governance committee will consider director candidates recommended by our shareholders. To facilitate such nominations, our board has adopted Procedures for Shareholders Submitting Nominating Recommendations, which is Appendix B to our nominating/corporate governance committee charter. Those Procedures set forth the procedures for a shareholder to submit a director nominee recommendation, the timelines for receiving such nominations, and the information required on each director nominee. Our board has also adopted a Policy on Shareholder Recommendation of Candidates for Election as Directors, which is Appendix C to our nominating/corporate governance committee charter. This Policy sets forth the evaluation process adopted by our board. Any shareholder desiring to submit a director nominee for consideration by the nominating committee of our board for the 2016 annual meeting of our shareholders must do so in accordance with our bylaws and policies described under “Shareholder Proposals for the Next Annual Meeting” beginning at page 1 above. Director nominations should be submitted in writing to our corporate secretary, acting as agent for the nominating/corporate governance committee, at FutureFuel Corp., 8235 Forsyth Blvd., Suite 400, Clayton, Missouri 63105. A copy of such Procedures and Policy is available free of charge to any shareholder and may be obtained from our corporate secretary at our principal executive office set forth above.

Once a director nominee has been recommended, whether by a shareholder or otherwise, the nominating committee reviews the background and qualifications of the nominee in accordance with the Policy Regarding Qualifications of Directors adopted by our board, which Policy is Appendix A to our nominating/corporate governance committee charter. A copy of such Policy is available free of charge to any shareholder and may be obtained from our corporate secretary at our principal executive office set forth above. In selecting the slate of nominees to be recommended by the nominating/corporate governance committee to our board, and in an effort to maintain a proper mix of directors that results in a highly effective governing body, the nominating/corporate governance committee also considers such factors as the occupational, geographic, and age diversity of all director nominees; the particular skills and ability of each nominee to understand financial statements and finance matters generally; and the independence status of each nominee in accordance with our corporate governance guidelines, SEC rules, and other applicable laws and regulations. Our nominating/corporate governance committee does not differentiate in its evaluation of nominees as directors depending upon whether a nominee is recommended by one of our shareholders.

The nominating/corporate governance committee reports its recommendations concerning each director nominee to our board. Our board then considers the nominating/corporate governance committee’s recommendations and selects those director nominees to be submitted to the shareholders for approval at the next annual meeting of shareholders. Our board may, as a part of its consideration, request the nominating/corporate governance committee to provide it with such information pertaining to a director nominee as our board deems appropriate to fully evaluate the qualifications of the nominee.

The slate of nominees for directors for the 2015 annual meeting of our shareholders consists of Paul A. Novelly, Paul G. Lorenzini, and Dale E. Cole. Mr. Novelly and Mr. Lorenzini are standing for reelection, Mr. Cole is a new nominee recommended to the nominating committee by independent members of our Board of Directors.

Audit Committee.

As noted above, our board has a standing audit committee. The audit committee members during 2014 were: Thomas R. Evans (chairman), Edwin Levy, Donald C. Bedell and Paul M. Manheim. All members of our audit committee are independent as determined in accordance with the listing standards applicable to us.

We have adopted an audit committee charter. A copy of this audit committee charter may be accessed on our internet website at http://ir.futurefuelcorporation.com/governance.cfm. A copy may also be obtained free of charge from us by written request to our corporate secretary at our principal executive office set forth above.

The primary duties and responsibilities of the audit committee are to monitor: (i) the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance and accounting; (ii) our compliance with related legal and regulatory requirements; and (iii) the independence and performance of our external auditor. The audit committee also selects our independent registered public accounting firm. Management of the Company is responsible for designing and implementing the internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the audit committee has performed the duties required by its charter, and it has reviewed and discussed our consolidated financial statements for 2014 with management and the independent registered public accounting firm. The audit committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards Number 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (or PCAOB) in Rule 3200T.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of PCAOB regarding the independent registered public accounting firm’s communications with our audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The audit committee also has received confirmations from management and has considered whether the provision of any non-audit services by the independent registered public accounting firm to us is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm and the audit committee’s review of the representations of management and the report of the independent registered public accounting firm, the audit committee recommended to our board to include the audited financial statements in our Form 10-K and Annual Report for the year ended December 31, 2014:

Thomas R. Evans, Edwin A. Levy, Donald C. Bedell and Paul M. Manheim

Compensation Committee.

Our board has established a compensation committee. The compensation committee has a charter which may be found at http://ir.futurefuelcorporation.com/governance.cfm at our internet web site. In addition, a copy will be provided free of charge by written request to our corporate secretary at our principal executive office set forth above. Our processes and procedures for the consideration and determination of executive and director compensation are described in “Compensation of Directors and Executive Officers” beginning at page 21 below.

Shareholder Communications.

Any shareholder who wishes to contact our board or any individual director serving on our board may do so by written communication mailed to: Board (Attention: Name of Director(s), if appropriate), Corporate Secretary, FutureFuel Corp., 8235 Forsyth Blvd., Suite 400, Clayton, Missouri 63105. A shareholder may also contact our board through the Investors Relations – Contact Us page of our internet site, http://ir.futurefuelcorporation.com/contactus.cfm. A shareholder choosing to contact us through our website must complete his or her name, email address, the subject he or she wishes to address, and any comments he or she wishes to make. In addition, the number seen at the bottom of the page must be entered. This security requirement prevents automated submissions.

Any proper communication received will be processed by our corporate secretary as agent for our board. A copy of the communication will be promptly forwarded to each member of our board or, if appropriate, to the member(s) of our board named in the communication. The original shareholder communication will be maintained on file in our corporate secretary’s office and made readily available to any director who should wish to review it.

Compensation of Directors and Executive Officers.

General

Our board of directors has established a compensation committee. The compensation committee’s responsibilities include, among other things, determining our policy on remuneration to our (that is, FutureFuel Corp.’s) officers and directors and the executive officers and directors of FutureFuel Chemical Company. We paid each of our directors $30,000 for 2014 and committee heads were paid an additional $10,000. Additionally, the compensation committee also approved the payment to our directors of $2,000 for each board and committee meeting attended in person and $1,000 for each board and committee meeting attended telephonically. We determined for 2014 not to pay salaries, bonuses, or other forms of cash compensation to any of our executive officers (in their capacities as such) (other than other executive officers of FutureFuel Chemical Company as described below). No other director compensation and no compensation for our executive officers have been set at this time for the calendar year 2015. Rather, our board believes it is more appropriate to set such compensation later in the year when 2015 results are capable of reasonable estimation.

In 2014 we paid salaries, bonuses, and other forms of compensation to the officers of FutureFuel Chemical Company as described below.

Compensation Discussion and Analysis

The objectives of our compensation program are to provide a competitive compensation package that rewards sustained financial and operating performance that creates long-term value for our shareholders. Our compensation programs are intended to meet the goals of attracting and retaining qualified personnel; motivating these individuals to achieve short-term and long-term corporate goals without undue risk-taking and to promote equity among executive officer positions, while considering external competitiveness and differences in job responsibilities.

The elements of our compensation program include base salary, bonuses, and certain retirement, insurance, and other benefits generally available to all employees. In addition, our board adopted an Omnibus Incentive Plan (or the “Incentive Plan”) which was approved by our shareholders at our 2007 annual meeting on June 26, 2007. The Incentive Plan provides equity-based compensation to our executive officers and our directors. Our compensation committee, and the company generally, makes decisions with respect to each compensation element paid or payable to our personnel on an individual-by-individual basis and does not necessarily take into account decisions made with respect to other elements of compensation that may be paid to such individual. The overall goal of our compensation program, however, is to achieve the goals described above.

Cash Salaries and Bonuses

We determined not to pay cash salaries or bonuses to Messrs. Novelly, Lorenzini, or Mikles for 2014. Our chairman and chief executive officer, Mr. Novelly, receives compensation from our affiliate, St. Albans Global Management, Limited Partnership, LLLP. Our former president, Mr. Mikles, receives compensation from existing business enterprises and investments, none of which are affiliated with us. Neither Messrs. Novelly, nor Mikles received any increase in their salary, bonus, or other income to compensate them for their services to us. As to our other executive officers, base salaries for Mr. Dortch and Mrs. Sparks were not materially adjusted as we determined that their base salaries for 2014 were competitive with current market levels, sufficient for the services provided, and sufficient to motivate these individuals to aid in the achievement of short-term and long-term corporate goals. Mr. Flynn was a new hire during 2014, with his base salary set largely in line with our other executives at FutureFuel Chemical Company and commensurate with his experience.

For the year 2014, we established a bonus pool for the employees of our subsidiary, FutureFuel Chemical Company. The total bonus target amount was determined by the Executive Officers. Eligible FutureFuel Chemical Company employees hired after January 1, 2014 received $250. Eligible employees hired prior to January 1, 2014 received approximately 109 hours of pay at their normal hourly rate. Salaried employees of FutureFuel Chemical Company received an additional bonus amount ranging from $0 to $70,000, with the larger bonuses going to FutureFuel Chemical Company’s executive officers as determined by FutureFuel Chemical Company’s board of directors. The bonus was paid in cash on December 12, 2014. After discussions with senior management and the review of historical financial performance, we determined the amount of bonuses distributed to Mr. Dortch, Mr. Flynn, and Ms. Sparks. Such bonus distributions were designed to be sufficient compensation for the services rendered, competitive with market rates for similar services and sufficient to motivate these individuals to aid in our achievement of short-term and long-term corporate goals.

We expect to establish an annual cash bonus program for fiscal years commencing after 2014 in an amount equal to 10% of after-tax earnings of FutureFuel Chemical Company, subject to certain adjustments, but solely on a discretionary basis. In determining actual bonus payouts for such years, we expect that the compensation committee will consider performance against performance goals to be established by us, as well as individual performance goals. We expect that this annual cash bonus program will apply to certain key employees of FutureFuel Chemical Company in addition to the executives whose compensation is described herein. The actual amount of bonuses, if any, will be determined near the end of our fiscal year.

Omnibus Incentive Plan

Our board of directors adopted the Incentive Plan, which was approved by our shareholders at our 2007 annual shareholder meeting on June 26, 2007. The purpose of the Incentive Plan is to:

●

encourage share ownership by key personnel whose long-term employment with or engagement by us or our subsidiaries (including FutureFuel Chemical Company) is considered essential to our continued progress and, thereby, encourage recipients to act in our shareholders’ interests and share in our success;

●	encourage such persons to remain in our employ or in the employ of our subsidiaries; and,
●	provide incentives to persons who are not our employees to promote our success.

The Incentive Plan authorizes us to issue stock options (including incentive stock options and nonqualified stock options), stock awards, and stock appreciation rights. To date, options for 1,030,500 shares of stock and awards of 414,800 shares of stock have been made. Please see footnote 13 to our consolidated financial statements for a detailed discussion of 2014 stock based compensation awards.

Eligible participants in the Incentive Plan include: (i) members of our board of directors and our executive officers; (ii) regular, active employees of us or of any of our subsidiaries; and (iii) persons engaged by us or by any of our subsidiaries to render services to us or our subsidiaries as an advisor or consultant.

Awards under the Incentive Plan are limited to shares of our common stock, which may be shares reacquired by us, including shares purchased in the open market, or authorized but un-issued shares. Awards are limited to 10% of the issued and outstanding shares of our common stock in the aggregate, or 2,670,000 shares, as of the date of adoption of the Incentive Plan. Taking into account the prior grants of stock options and stock awards, there are 1,224,700 shares remaining to be issued under the Incentive Plan.

The Incentive Plan is administered by our board’s compensation committee (or Administrator). The Administrator may appoint agents to assist it in administering the Incentive Plan. The Administrator may delegate to one or more individuals the day-to-day administration of the Incentive Plan and any of the functions assigned to the Administrator in the Incentive Plan. Such delegation may be revoked at any time. All decisions, determinations, and interpretations by the Administrator regarding the Incentive Plan and the terms and conditions of any award granted thereunder will be final and binding on all participants.

The Administrator may grant a stock option or provide for the grant of a stock option either from time to time in the discretion of the Administrator or automatically upon the occurrence of events specified by the Administrator, including the achievement of performance goals or the satisfaction of an event or condition within the control of the participant or within the control of others. Each option agreement must contain provisions regarding: (i) the number of shares of common stock that may be issued upon exercise of the option; (ii) the type of option; (iii) the exercise price of the shares and the means of payment for the shares; (iv) the term of the option; (v) such terms and conditions on the vesting or exercisability of the option as may be determined from time to time by the Administrator; (vi) restrictions on the transfer of the option and forfeiture provisions; and (vii) such further terms and conditions not inconsistent with the plan as may be determined from time to time by the Administrator. Unless otherwise specifically determined by the Administrator or otherwise set forth in the Incentive Plan, the vesting of an option will occur only while the participant is employed or rendering services to us or one of our subsidiaries, and all vesting will cease upon a participant’s termination of employment for any reason.

The Administrator may grant annual performance vested options. Performance will be tied to annual cash flow targets (our consolidated income plus depreciation plus amortization) in amounts to be determined. Annual performance vested options will vest 25% for each year that the annual cash flow target is achieved (with provisions for subsequent year catch-ups). Neither our management nor our compensation committee, however, has through the year ended December 31, 2014 made any awards that were contingent upon the achievement of specified performance goals or that were otherwise performance-vested. Rather, through 2014, all grants were made in the discretion of our compensation committee based upon their authority under the Incentive Plan.

The Administrator may grant cumulative performance vested options. Performance will be tied to cumulative cash flow in amounts to be determined for periods to be determined.

The Administrator may issue other options based upon the following performance criteria either individually, alternatively, or in any combination, applied to either us as a whole or to a business unit, subsidiary, or business segment, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders’ equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) overhead or other expense reduction; (xix) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xx) strategic plan development and implementation; and (xxi) any other similar criteria.

Such options will vest and expire (including on a pro rata basis) on such terms as may be determined by the Administrator from time to time consistent with the terms of the Incentive Plan.

The Administrator may award our common stock to participants. The grant, issuance, retention, or vesting of each stock award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator determines, which criteria may be based on financial performance, personal performance evaluations, or completion of service by the participant. Unless otherwise provided for by the Administrator, upon the participant’s termination of employment other than due to death or retirement, the unvested portions of the stock award and the shares of our common stock subject thereto will generally be forfeited. Unless otherwise provided for by the Administrator, if a participant’s termination of employment is due to death or retirement, all outstanding stock awards will continue to vest provided certain conditions to be determined are met. Unless otherwise provided for by the Administrator, if a participant’s termination of employment is due to his death, a portion of each outstanding stock award granted to such participant will immediately vest and all forfeiture provisions and repurchase rights will lapse as to a prorated number of shares of common stock determined by dividing the number of whole months since the grant date by the number of whole months between the grant date and the date that the stock award would have fully vested.

The Administrator may grant stock appreciation rights either alone or in conjunction with other awards. The Administrator will determine the number of shares of common stock to be subject to each award of stock appreciation rights. The award of stock appreciation rights will not be exercisable for at least six months after the date of grant except as the Administrator may otherwise determine in the event of death, disability, retirement, or voluntary termination of employment of the participant. Except as otherwise provided by the Administrator, the award of stock appreciation rights will not be exercisable unless the person exercising the award of stock appreciation rights has been at all times during the period beginning with the date of the grant thereof and ending on the date of such exercise, employed by or otherwise performing services for us or one of our subsidiaries.

In the event there is a change in control of the Company, as determined by our board, our board may, in its discretion: (i) provide for the assumption or substitution of, or adjustment to, each outstanding award; (ii) accelerate the vesting of awards and terminate any restrictions on cash awards or stock awards; and (iii) provide for the cancellation of awards for a cash payment to the participant.

Retirement Benefits

We adopted a 401(k) plan for FutureFuel Chemical Company which is generally available to all of its employees.

Say-on-Pay

At our 2014 annual meeting of shareholders held on September 3, 2014, we submitted a proposal to our shareholders regarding the 2013 compensation awarded to our executive officers (commonly known as a “say-on-pay” vote). Our shareholders approved the proposal. We hold our say-on-pay votes every three years. Our next say-on-pay vote and advisory vote on the frequency of say-on-pay votes (commonly known as “say-when-on-pay” vote) will be held at the 2017 annual meeting of shareholders.

The Compensation Committee considers the results of our say-on-pay vote as one factor in evaluating our executive compensation practices.

Life Insurance and Other Employee Benefits

Our executive officers who are not officers of FutureFuel Corp. participate in employee welfare plans (life insurance, medical insurance, disability insurance, vacation pay, and the like) maintained by FutureFuel Chemical Company for all of its employees.

The Compensation Committee

Our compensation committee currently consists of Donald C. Bedell, William J. Doré, and Edwin A. Levy. Each of these individuals is an “independent director” under the rules of the NYSE, a “Non-Employee Director” within the meaning of Section 16 of the Exchange Act, and an “outside director” within the meaning of §162(m) of the Internal Revenue Code of 1986, as amended.

The following additional information regarding the Incentive Plan is as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	240,000	$11.77	1,224,700

Recommendations from Management

Our chairman and chief executive officer make recommendations to the compensation committee as to salaries and bonuses for executive officers, as well as awards under the Incentive Plan. The compensation committee takes these recommendations into consideration in approving all such salaries, bonuses, and awards.

Summary Compensation Table.

Our executive officers were paid the following compensation for the three-year period ended December 31, 2014.

Summary Compensation Table

Person	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
				(d)	(d)	(b)
Paul A. Novelly (a)	2014	$0	$0	$902,770	$0	$35,000	$937,770
Chairman and Chief executive officer	2013	$0	$0	$0	$0	$37,000	$37,000
FutureFuel Corp.	2012	$0	$0	$0	$21,600	$39,000	$60,600
Lee E. Mikles (a )(c )	2014	$0	$0	$0	$0	$35,000	$35,000
President	2013	$0	$0	$0	$0	$36,000	$36,000
FutureFuel Chemical Company	2012	$0	$0	$0	$21,600	$36,000	$57,600
Paul G. Lorenzini	2014	$0	$0	$0	$0	$35,000	$35,000
Chief operating officer	2013	$0	$100,000	$0	$0	$31,000	$131,000
FutureFuel Corp.	2012	$0	$100,000	$0	$21,600	$31,000	$152,600
Samuel W. Dortch (a)	2014	$208,616	$70,000	$0	$41,700	$18,490	$338,806
Executive vice president and general	2013	$207,431	$92,587	$0	$0	$20,089	$320,107
manager, FutureFuel Chemical Company	2012	$201,718	$84,170	$0	$21,600	$18,111	$325,599
Rose M. Sparks (a)	2014	$145,763	$70,000	$0	$41,700	$14,454	$271,917
Chief financial officer, principal financial	2013	$145,045	$63,349	$0	$0	$13,860	$222,255
officer, and treasurer, FutureFuel Corp.	2012	$127,000	$57,590	$0	$21,600	$12,343	$218,533
Paul M. Flynn ( a)( e)
Executive vice president of business and marketing, FutureFuel Chemical Company	2014	$59,427	$30,667	$348,500	$0	$983	$439,577

(a)	Executive officers of FutureFuel Chemical Company for the years indicated.
(b)

For Messrs. Novelly, Mikles, and Lorenzini, includes $35,000, $35,000 and $35,000, respectively, in director fees for 2014. Includes $37,000 and 39,000 in directors fees for Mr. Novelly; $36,000 and $36,000 for Mr. Mikles, and $31,000 and $31,000 for Mr. Lorenzini, respectively in 2013 and 2012. For executive officers of FutureFuel Chemical Company, includes our contributions (including accrued contributions) to vested and unvested defined contribution plans, HSA matching contributions, and the dollar value of any insurance premiums paid by, or on behalf of, us during or for the covered fiscal year with respect to life and disability insurance for the benefit of the named person. The above amounts do not include travel expenses reimbursed pursuant to Company policy.

(c)	Mr. Mikles resigned as President of FutureFuel effective January 31, 2015.
(d)

Represents the grant date valuation of the awards under FASB ASC Topic 718. Assumptions used for determining the value of option awards reported here are set forth in Note 13 to our consolidated financial statements included in our 2014 Annual Report which accompanies this proxy statement.

(e)

Mr. Flynn became FutureFuel Chemical Company’s executive vice president of business and marketing effective September 2, 2014. He was awarded 125,000 shares of our common stock, of which 25,000 vested immediately.

Grants of Plan-Based Awards.

In December 2014, we granted a total of 90,000 stock options to select members of management. The options awarded have an exercise price equal to the mean between the highest and lowest quoted sales prices for FutureFuel’s common stock as of the grant date as reported by the New York Stock Exchange. The options awarded vest annually over three years and expire on December 2, 2019. These option awards were recommended by our chief executive officer and approved by our board's compensation committee to reward the selected managers for 2014 performance. Please see footnote 13 to our consolidated financial statements for a discussion of the company’s plan-based awards.

In May 2014, we issued a restricted stock award of 250,000 shares to Paul A. Novelly, FutureFuel’s Chief Executive Officer. The restricted shares vest in three annual installments on the first, second, and third anniversaries of the grant date as service to the company is fulfilled. The total expense for the award was $4,195,000 and will be recognized into expense equally over the three years. The restricted stock award to Mr. Novelly was made by the compensation committee of the board in its discretion in recognition of Mr. Novelly’s having served without salary or bonus as chairman of our board of directors since 2006 and as our chief executive officer since January 2013. In determining the amount of the restricted stock grant, the compensation committee particularly considered the compensation paid to chief executive officers of publicly held competitors of the company during the periods involved, as well as the appreciation of the company’s share price in comparison to its competitors through the date of grant.

In July 2014, we issued a restricted stock award of 125,000 shares to Paul M. Flynn, FutureFuel’s Executive Vice President of Business and Marketing, upon commencement of employment on September 2, 2014. Twenty percent of the shares vested immediately. The remaining shares vest equally over the remaining annual installments on the first, second, third, and fourth anniversaries of the commencement of employment as service to the company is fulfilled. The total expense for the award was $2,136,000 with 20% recognized immediately and the remainder to be recognized into expense equally over the four years. The restricted stock grant to Mr. Flynn was made in connection with his employment agreement dated July 2, 2014. The amount and specific terms of the restricted stock grant were negotiated as part of and incorporated into the employment agreement. The terms of the grant, including provisions for potential payments upon termination of employment or change in control of the company, were recommended by our chief executive officer as appropriate to obtain the services of a seasoned executive with 25 years of international experience in the chemical and biotech industry. The terms of the grant and Mr. Flynn’s employment agreement were approved by the compensation committee of our board.

The following tables set forth certain information regarding the awards to our executive officers and certain officers of FutureFuel Chemical Company of options and shares of our common stock under the incentive plan during 2014.

		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		(#)	(#)	(#)	(#)	(#)	($/sh)	($)
Paul A. Novelly (a)	5/9/2014	n/a	n/a	n/a	250,000	n/a	n/a	16.78
Rose M. Sparks (b)	12/2/2014	15,000	15,000	15,000	n/a	n/a	11.34	2.78
Sam W. Dortch (b)	12/2/2014	15,000	15,000	15,000	n/a	n/a	11.34	2.78
Paul M. Flynn (c)	9/2/2014	n/a	n/a	n/a	125,000	n/a	n/a	17.09

(a)

The 250,000 share restricted stock award vests in three annual installments on the first, second, and third anniversaries of the grant date as service to the company is fulfilled. The total expense for the reward was $4,195,000 and will be recognized into expense equally over those three years.

(b)

Option awards vest annually over three years, expiring on December 9, 2019, and have an exercise price equal to the mean between the highest and lowest quoted sales prices for the company’s common stock as of the grant date. For a discussion of assumptions to estimate fair value, see Note 13 elsewhere herein.

(c)

The 125,000 share restricted stock award was issued to Mr. Flynn upon commencement of employment. Twenty percent of the total award vested immediately, resulting in a net exercise of 16,821 shares, with the remaining shares vesting equally over in four annual installments on the anniversary of grant date. The total expense for the reward was $2,136,000, with 20% recognized immediately

Outstanding Equity Awards at Fiscal Year End.

The following table sets forth certain information concerning unexecuted options, stock that has not vested and equity incentive plan awards as of December 31, 2014 with respect to our executive officers:

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (# ) Unexercisable	Equity Incentive Plan Awards: Number of Securities Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul A.	10,000	0	0	12.74	4/29/16	n/a	n/a	n/a	n/a
Novelly (a)	n/a	n/a	n/a	n/a	n/a	250,000	3,240,000	n/a	n/a
Lee E. Mikles	10,000	0	0	12.74	4/29/16	n/a	n/a	n/a	n/a
Paul G.	10,000	0	0	12.74	4/29/16	n/a	n/a	n/a	n/a
Lorenzini	10,000	0	0	10.62	4/10/17
Sam W.	10,000	0	0	12.74	4/29/16	n/a	n/a	n/a	n/a
Dortch (b)	10,000	0	0	10.62	4/10/17
	15,000	15,000	0	11.34	12/2/19
Rose M.	10,000	0	0	12.74	4/29/16	n/a	n/a	n/a	n/a
Sparks (b) (c)	10,000	0	0	10.62	4/10/17
	15,000	15,000	0	11.34	12/2/19
Paul M.	n/a	n/a	n/a	n/a	n/a	100,000	1,296,000	n/a	n/a
Flynn (a ) (d)

(a)

The company issued restricted stock awards to Messrs. Novelly and Flynn on May 9, 2014 and September 2, 2014, respectively. Mr. Novelly’s 250,000 share award vests in three annual installments on the first, second, and third anniversaries of the grant date as service to the company is fulfilled. The total expense for the reward was $4,195,000 and will be recognized into expense equally over those three years. 20% of the 125,000 shares awarded to Mr. Flynn vested immediately, with the remaining 100,000 shares vesting equally over four years. The total expense for the reward was $2,136,000, with 20% recognized immediately.

(b)

Option awards vest annually over three years, expiring on December 9, 2019, and have an exercise price equal to the mean between the highest and lowest quoted sales prices for the company’s common stock as of the grant date.

(c)	Ms. Sparks became our Chief Financial Officer and treasurer effective June 1, 2013.
(d)	Mr. Flynn became our Executive Vice President of business and marketing effective September 2, 2014.

Option Exercises and Stock Vested.

The following table sets forth the number of options exercised by each of our executive officers in 2014, and stock awards which vested in such individual in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul A. Novelly	0	0	n/a	n/a
Lee E. Mikles	0	0	n/a	n/a
Paul G. Lorenzini	0	0	n/a	n/a
Samuel W. Dortch	0	0	n/a	n/a
Rose M. Sparks	0	0	n/a	n/a
Paul M. Flynn (a)	0	0	25,000 (a)	348,500

(a)	Pursuant to Mr. Flynn’s restricted stock award, 25,000 shares vested immediately. Upon issuance, 8,729 shares were withheld in payment of tax liability for a net exercise of 16,821 shares.

Compensation of Directors.

We paid each of our directors $30,000 for 2014 and committee heads were paid an additional $10,000. Additionally, the compensation committee also approved the payment to our directors of $2,000 for each board and committee meeting attended in person and $1,000 for each board and committee meeting attended telephonically. We believed this was fair for services provided. No director compensation has been set at this time for the calendar year 2015.

The following is the compensation our directors earned for 2014.

Director	Fees Earned or Paid in Cash	Stock Awards	Options Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Paul A. Novelly (a)	35,000	902,770	0	0	0	0	937,770
Lee E. Mikles	35,000	0	0	0	0	0	35,000
Edwin A. Levy	50,000	0	0	0	0	0	50,000
Thomas R. Evans	48,000	0	0	0	0	0	48,000
Paul G. Lorenzini	35,000	0	0	0	0	0	35,000
Donald C. Bedell	50,000	0	0	0	0	0	50,000
Paul M. Manheim	38,000	0	0	0	0	0	38,000
William J. Doré	36,000	0	0	0	0	0	36,000

(a)

The 250,000 share restricted stock award vests in three annual installments on the first, second, and third anniversaries of the grant date as service to the company is fulfilled. The total expense for the reward was $4,195,000 and will be recognized into expense equally over those three years.

The following table sets forth information concerning unexercised options, stock awards that have not vested and equity incentive plan awards as of December 31, 2014, with respect to our directors.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Under lying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Paul A. Novelly (a)	10,000	0	0	$12.74	4/29/16	250,000	3,240,000	n/a	n/a
Lee E. Mikles (a)	10,000	0	0	$12.74	4/29/16	n/a	n/a	n/a	n/a
Paul G.	10,000	0	0	$12.74	4/29/16	n/a	n/a	n/a	n/a
Lorenzini (a)	10,000			$10.62	4/10/17
Donald C. Bedell	10,000	0	0	$12.74	4/29/16	n/a	n/a	n/a	n/a
Thomas R.	10,000	0	0	$12.74	4/29/16	n/a	n/a	n/a	n/a
Evans	10,000			$10.62	4/10/17
Edwin A. Levy	10,000	0	0	$12.74	4/29/16	n/a	n/a	n/a	n/a
Paul M.	10,000	0	0	$12.74	4/29/16	n/a	n/a	n/a	n/a
Manheim	10,000			$10.62	4/10/17
William J. Doré	0	0	0	n/a	n/a	n/a	n/a	n/a	n/a

(a)	These options are also included in the table set forth above regarding our executive officers.

None of our directors were recipients of stock awards which vested in 2014. No options were exercised in 2014.

Compensation Committee Interlocks and Insider Participation.

The members of our compensation committee during 2014 were Donald C. Bedell, Richard, William J. Doré, and Edwin A. Levy. The committee was chaired by Mr. Bedell. None of such individuals are or have been an officer or employee of the Company, nor did we enter into any transactions with such individuals during 2014 (other than the payment of director’s fees and other compensation, as noted above, solely in their capacity as directors).

Mr. Novelly, Mr. Levy (one of our directors and a member of our compensation committee), Mr. Bedell (one of our directors and a member of our compensation committee), and Mr. Manheim (one of our directors and a member of our audit committee) are directors of World Point Terminals, Inc.; World Point Terminals, Inc. does not have a separate compensation committee.

Compensation Committee Report.

The compensation committee of our board has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on this review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this annual proxy statement:

Donald C. Bedell, William J. Doré, and Edwin A. Levy

Independent Public Accountants.

The following table shows the aggregate fees billed to us by RubinBrown LLP for professional services attributable to 2013 and 2014.

	2013	2014
Audit Fees	$250,000	$260,000
Audit-Related Fees	11,050	10,836
Tax Fees	24,200	27,000
All Other Fees	-	-
Total	$285,250	$297,836

Audit fees include professional services rendered by RubinBrown LLP to us for the audit of our annual financial statements and review of financial statements included in our Form 10-Q and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for 2013 and 2014. Audit related fees include assurance and related services provided by RubinBrown LLP to us that are reasonably related to the performance of the audit or review of our financial statements and are not included in audit fees. In 2013 and 2014, Audit-related fees were incurred for employee benefit plan audits and comfort letter procedures provided by RubinBrown LLP. Tax fees include professional services rendered by RubinBrown LLP for tax compliance, tax advice, and tax planning. These services include a review and preparation of our federal income tax return and several state income tax returns. All other fees include any services provided by RubinBrown LLP to us that are not otherwise included in the other three categories. RubinBrown LLP did not provide any other services to us in 2013 or 2014.

Our audit committee approves the engagement of our independent auditors prior to their rendering audit or non-audit services and sets their compensation. Pursuant to SEC regulations, our audit committee approves all fees payable to the independent auditors for all routine and non-routine services provided. Our audit committee considers and approves the budget for the annual audit and financial statement review services prior to the initiation of the work. Non-routine services in the ordinary course of business which are not prohibited under SEC regulation, such as tax planning, tax compliance, and other services generally are pre-approved on a case-by-case basis.

None of the hours expended on RubinBrown LLP’s engagement to audit our financial statements for 2014 were attributed to work performed by persons who were not RubinBrown LLP’s full-time, permanent employees.

Our audit committee is also required to consider the independence of RubinBrown LLP when engaging the firm to perform audit-related and other services. It was determined by our audit committee that audit-related and other services provided and the fees paid for those services for 2014 were compatible with maintaining the independence of RubinBrown LLP.

Financial Information - Annual Report.

Our Annual Report for the year ended December 31, 2014 is included herewith. We will provide without charge additional copies of our Annual Report upon written request. Requests and related inquiries should be directed to Corporate Secretary, FutureFuel Corp., 8235 Forsyth Blvd., Suite 400, Clayton, Missouri 63105.

Other Proposed Actions.

Our board knows of no other matter to come before the 2015 annual meeting of our shareholders. However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying shareholder proxy to vote such proxy in accordance with their best judgment.

Voting Procedures.

Required Vote.

In accordance with Delaware law and our bylaws, our directors will be elected at the 2015 annual meeting of our shareholders by a plurality of the votes cast by shareholders. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. Any other matter on which shareholders vote at the 2015 annual meeting, including ratification of the appointment of RubinBrown LLP as our independent auditor for the year ending December 31, 2015, will be determined by the affirmative vote of a majority of the votes cast.

Quorum.

The presence, in person or by proxy, of shareholders owning shares of our common stock representing a majority of the votes entitled to be cast by shareholders at the 2015 annual meeting will constitute a quorum for the transaction of business at the annual meeting for which shareholders have the right to vote. Shareholders who deliver valid proxies or vote in person at the annual meeting will be considered part of the respective quorums. Once a share is represented for any purpose at the annual meeting, it is deemed present for quorum purposes for the remainder of the annual meeting and for any adjourned meeting. We will count abstentions as present and entitled to vote for purposes of determining the applicable quorum.

Proxies and Voting.

Shares of our common stock represented by properly executed proxies will, unless the proxies have been properly revoked, be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, will be voted FOR the: (i) election of Paul A. Novelly, Paul G. Lorenzini, and Dale E. Cole as Class C directors of the Company; and (ii) approval of the appointment of RubinBrown LLP as our independent auditor for 2015. You can vote for approval of a particular proposal by marking the shareholder proxy card enclosed herewith with an “X” in the box under “FOR” for such proposal. If you do not wish to vote “FOR” the election of Paul A. Novelly, Paul G. Lorenzini, or Dale E. Cole, you can mark the shareholder proxy card with an “X” in the box under “WITHHOLD” for Item 1 on the card next to their respective names, and you can vote against approval of any of the other proposals by marking the shareholder proxy card with an “X” in the box under “AGAINST” for such proposal. Abstentions (other than with respect to the election of directors) may be specified with respect to any of the resolutions by properly marking with an “X” in the box under “ABSTAIN” on the shareholder proxy card, and will be counted as present for the purpose of determining the existence of a shareholder quorum.

If you own shares in “street name” in an account at a bank or brokerage firm, we generally cannot mail our proxy materials directly to you. You may instead receive a voting instruction form with this Proxy Statement that you should use to instruct how your shares are to be voted, and you should also vote your shares by completing, signing, and returning the voting instruction form in the envelope provided. Many brokerage firms have arranged for internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form. If your shares are held by a brokerage firm, the brokerage firm may under certain circumstances vote your shares. Such entities may have authority to vote their customers’ shares on certain routine matters, including the ratification of auditors. When a firm votes its customers’ shares on routine matters, those shares are also counted for the purpose of establishing a quorum to conduct business at the meeting. A brokerage firm cannot vote its customers’ shares on non-routine matters without instructions from the customers. Accordingly, those shares are not counted as votes against a non-routine matter, but rather are not counted at all for such a matter. Proposal 1 (election of directors) is not considered routine matters under New York Stock Exchange rules, so brokers do not have discretionary authority to vote shares held in street name on those items. If you hold your shares in street name and wish for your shares to be voted on these matters, you must provide your broker with voting instructions.

You also may attend the 2015 annual meeting of our shareholders and vote your shares. We encourage you to vote your shares by proxy even if you plan to attend the annual meeting. If you do attend the annual meeting, you will be asked to present valid photo identification, such as a driver’s license or passport. If you hold your stock in an account at a brokerage firm or bank (in nominee name), you will need to bring a copy of an account statement reflecting such ownership on or after the July 8, 2015 record date for the meeting.

Delivery of Documents to Security Holders Sharing an Address.

Our Annual Report, Proxy Statement, and Notice of Internet Availability of Proxy Materials are being delivered to each shareholder of record, even if two or more shareholders of record share an address. Shareholders sharing an address can request delivery of a single copy of our Annual Reports, Proxy Statements, and Notices of Internet Availability of Proxy Materials by requesting the same to our corporate secretary at 8235 Forsyth Blvd., Suite 400, Clayton, Missouri 63105.

By Order of the Board of Directors

/s/ Rose M. Sparks
Rose M. Sparks, Chief Financial Officer

July 24, 2015

FUTUREFUEL CORP.

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on August 27, 2015.

Vote by Internet

- Go to **www.envisionreports.com/FF**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold
01 - Paul A. Novelly	☐	☐
02 - Paul G. Lorenzini	☐	☐
03 - Dale E. Cole	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

3 2 A V 2 4 3 8 9 6 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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TO THE SHAREHOLDERS OF FUTUREFUEL CORP.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

FUTUREFUEL CORP.

Proxy — FUTUREFUEL CORP.

Notice of 2015 Annual Meeting of Shareholders

8235 Forsyth Blvd., 8th Floor
Clayton, Missouri 63105

Proxy Solicited by Board of Directors for Annual Meeting — August 27, 2015

Each of James F. Sanders and Christopher Schmitt is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of FutureFuel Corp. to be held on August 27, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)